UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2007

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison, Suite 2060, Chicago, Illinois 60661

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendments to Employment Agreements.

On December 10, 2007, the Company approved the increase in annual base salary to $250,000 for each of Patrick Shutt (CEO), George King (President) and Robert Pollan (Chief Information and Strategy Officer) and to $200,000 for Jim McDevitt (CFO). These increases will be effective January 1, 2008. In addition, it awarded each of them a cash bonus of $25,000 for 2007, payable no later than January 31, 2008, and a contingent cash bonus of $50,000 per person, effective upon the installation of a minimum number of circuits with respect to one of the Company’s larger network integration contracts. The Company also agreed to amend the employment agreements for the four employees to provide them the option to have future bonuses awarded either in cash or in options that would have an exercise price discounted to the fair market value of the Company’s Common Stock in an amount equal to the cash bonus that would be waived. Such options, if any, would be exercisable in the calendar year following the year of grant of the options, subject to acceleration in the event of a change in control. Future annual contingent bonuses will be based upon performance metrics established by the Company from time to time.

Item 3.02 Unregistered Sales of Equity Securities

With respect to each issuance outlined in this Item 3.02, unless otherwise stated, the Company relied upon exemptions contained in Section 4(2) and/or in Regulation D promulgated under the Securities Act of 1933, as amended, to make such issuance.

Grant of Management Options.

On December 10, 2007, the Company granted options to purchase up to 5,750,000 shares to each of Patrick C. Shutt (CEO), George King (President) and Robert Pollan (Chief Information and Strategy Officer) and options to purchase up to 715,000 shares of Common Stock to its CFO, Jim McDevitt. All of these options are exercisable at $0.185 per share, in equal thirds during calendar years 2008, 2009 and 2010, and lapse if not exercised in the applicable year. They also contain a provision whereby, in the event of a change in control of the Company that also results in a liquidity event for shareholders, the options would be exercisable in the year in which the change in control occurred, or if after September 30 of a year, then within 90 days thereafter. The options will be exercisable for cash or on a cashless basis at the option of the holder.

On such date, the Company also granted performance-based options to purchase up to 7 million shares of Common Stock to each of Messrs. Shutt, King and Pollan and to purchase up to 1 million shares to Mr. McDevitt, vesting in equal thirds (each a separate tranche) upon the achievement of three separate sets of performance-based metrics related to minimum levels of annualized monthly recurring revenues and a minimum ratio of EBITDA to gross revenues of the Company on a trailing twelve-month basis, with such measurement dates expiring on June 30, 2009, December 31, 2010 and December 31, 2011, respectively. Vesting is also contingent upon the grantee remaining in the employ of the Company as of the date of achievement of the performance criteria, absent termination of employment by the Company without “cause” or by the employee for “good reason” (in each case as defined in the forms of employment contracts for the senior executives). In addition, in the event of a change in control occurring prior to the outside date for the performance options, if such results in a sale price of $75 million to $250 million, then the options that would be subject to the criteria above in that calendar year would vest, and if the sale price exceeded $250 million, then all unvested options would vest. The exercise date for each of the three tranches of options will be the calendar year following the year in which the performance level must be met, subject to acceleration upon a change in control and liquidity event to the year in which the change in control occurs (or if after September 30 of a year, then within 90 days thereafter). As with the options in the previous paragraph, the options are exercisable at $0.185 per share and payable in cash and/or on a cashless exercise basis. In addition, the Company agreed that in the event that the Company receives a bona fide offer for the sale of its assets or shares which would constitute a change in control from a financially qualified bidder, which (a) is unanimously accepted by Messrs. Shutt, King and Pollan, (b) is rejected by the independent members of the board of directors of the Company and (c) is deemed to be a fair market offer by an independent third-party valuation firm hired by the board of directors, then, in such event, the performance-based options would vest as if the change of control proposed by such transaction had occurred.

The Company also approved the establishment of a pool of 2,330,000 shares of Common Stock for allocation to employees of the Company in general, and a pool of up to 2,550,000 shares of Common Stock for allocation under performance-based standards to employees of the Company in general.

The Company granted options to purchase shares of Common Stock to each of the non-employee directors that have served on its board in 2007, in the following amounts: 1 million shares to each of Lee Wiskowski and Douglas Stukel and 150,000 shares to each of David Beamish, Robert Geras and Philip Kenny. The options are all exercisable at $0.185 per share in 2008. In addition, the Company established a reserve of up to 1,600,000 share of Common Stock for grants to any new directors that may come onto the Company’s board of directors, anticipated to total approximately 400,000 shares per director, and expected to be priced at the ten-day trading average for the Company’s Common Stock for the period ended immediately prior to the date of grant.

Item 9.01 Financial Statements and Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GROWTH SYSTEMS, INC.

/s/ Jim McDevitt
By: Jim McDevitt
Its: Chief Financial and Accounting Officer

Dated: December 14, 2007